Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	April 9, 2004 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED DELISTING FROM THE NASDAQ SMALL CAP MARKET

CLEVELAND, OH, April 9, 2004 Hickok Incorporated (Nasdaq: HICKA), today announced that it was notifying NASDAQ of its intent to delist its Class A Common Shares from the NASDAQ Small Cap Market effective on the opening of business on April 15, 2004. Subsequent to delisting, the Company’s common shares may be quoted using the Pink Sheets, LLC or other similar market.  The Company is taking this step to eliminate the future costs to the Company of maintaining a NASDAQ listing.  Despite the NASDAQ delisting, the Company’s shares will continue to be registered under Securities and Exchange Commission rules that require periodic reporting, among other things.

The Company announced in February that it was evaluating the feasibility of the deregistration of its stock via a reverse stock split, odd-lot tender offer or similar transaction that would result in the Company having less than 300 shareholders of record.  Hickok currently has approximately 420 shareholders of record and under Securities and Exchange Commission rules, companies having less than 300 holders of record may voluntarily terminate the registration of their common shares under the Securities Exchange Act of 1934.  The evaluation is on-going and at this time the Company has not taken any definitive action regarding such a deregistration transaction, nor has the Board of Directors of the Company determined that such a transaction would be advisable.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of potential deregistration of the Company’s stock, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the intent, belief or current expectations of the Company and the assumptions on which these statements are based.  Prospective investors are cautioned that any such forward-looking statements are not guarantees and involve risks and uncertainties, and that future actions may differ materially from those contemplated by such forward-looking statements.  Factors which may cause future actions to differ include, but are not limited to, changes in the regulatory framework applicable to public companies as well as the risks described from time to time in Hickok's reports as filed with the SEC.

Hickok undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any future disclosure Hickok makes on related subjects in press releases and future reports to the SEC.